Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-4) and related proxy statement/prospectus of F.N.B. Corporation for the registration of 5,600,000 shares of F.N.B. Corporation’s common stock and to the incorporation by reference therein of our reports dated April 24, 2008 and April 19, 2007, with respect to the consolidated financial statements of Iron and Glass Bancorp, Inc., Iron, included in such Registration Statement.
/s/ S.R. Snodgrass, A.C.
Pittsburgh, Pennsylvania
May 14, 2008